Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2022 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.
Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2022 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we filed our 10-K with the Securities and Exchange Commission this afternoon.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Natalya and thanks everyone for joining us today.

We are pleased to report that for fiscal year 2022, INUVO has grown 26.4% having delivered $75.6 million in revenue as compared to $59.8 million in the prior year. Our growth rate over the last two consequentive years has now averaged 30%.

Fourth quarter revenue was $17.3M which was roughly flat sequentially and down year over year from the $19.7M we reported in Q4 2021. We have observed an economic softening which began for us in December of 2022. With that said, our 2023 pipeline of business

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

opportunities is as robust as we have ever seen it, which we attribute to the growing demand for audience discovery and targeting solutions that do not depend on identity in the wake of the cookie and other identity based advertising technologies fast becoming obsolete.

Gross margins increased throughout the year rising from 53.5% in Q1 to 68.2% in Q4 and averaging 60% on the year. Year over year for the fourth quarter, gross margins improved 11%. On an annualized basis, gross margins declined roughly 13% which reflects the growth of the company and the change in revenue mix associated with the breadth of services and technology that were delivered directly to clients in 2022.

To reflect better this shift in revenue mix that started in 2022, we have reclassified revenue into the two categories of direct and indirect. We have also retired the ValidClick classification within our financial disclosures in lieu of these more descriptive categories and the Inuvo products that support them.

Direct revenue is advertising related revenue generally from relationships we have either with agencies or brands. Indirect revenue is advertising related revenue generally sourced through companies or platforms that have direct relationships with agencies or brands. Our Google client would in this regard be considered indirect.

Direct revenue increased 73% year over year in 2022 to $36.2 million. Indirect revenue increased 2% to $39.2 milllion. Indirect revenues generally have higher gross margins and higher operating expenses than direct revenues.

Coincident with this revenue classification change, we will also now be refering to the Inuvo platforms that support direct and inDdirect revenue as the Intentkey and CampSight,

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

respectively. We believe this better reflects the different development plans associated with these platforms that can be unique to their respective client bases.
Regardless of the direct or indirect designation, our revenue comes from identifying and placing ads in front of audiences and as a company our resources are allocated across the enterprise based on client opportunities, not platform.

On an individual client basis, we delivered technology and services that generated revenue across roughly 150 different programs in 2022. Any individual client can have multiple programs which themselves can have multiple campaigns.

On average, year over year, we saw our per-program revenue increase roughly 33% to approximately $500 thousand dollars per program. We invested throughout the year in sales, sales support and marketing and added both new customers while also re-engaing past customers. We added 6 new Direct advertisers in the fourth quarter.

When the media buying recommendations of our artificial intelligence are implemented in accordance with best practice, we have yet to loose in head-to-head tests against competitors. In 2022, for clients using these best practices, we outperformed their expecations by over 60%.

As a technology company on the forefront of artificial intelligence, we continued to make significant AI advancements in 2022. There are many companies now asserting the integration of artificial intelligence into their solutions. There are few companies whose AI definition revolves around an intelligence that can discern the needs, emotions and thinking of the humans it is designed to interact with, and this is exactly what differentiates the IntentKey from all other technologies within advertising.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

In many ways the IntentKey is very much like the highly successful ChatGPT, only it was created specifically for an advertising use case. The question the IntentKey is answering, without knowing anything about the individual or using any 3rd or 1st or any other party data is:
WHY is this unknown person, in front of this screen, at this very moment in time? It’s the answer to this question that determines whether or not INUVO serves an ad on behalf of its clients.

The breath of information our AI understands is nothing short of astounding. If you ask ChatGPT to tell you something about the people who are interested in purchasing an electric bicycle, you will get that they come from a wide range of backgrounds and demographics, are environmentally conscious, interested in fitness, cost sensitive and adventurous. Great answers.

When you ask the IntentKey the same question and keeping in mind that there is no database of information the IntentKey uses to pull its answers from, you get a detailed accounting of the age, ethnicity, income, presence of children, gender and educational demographics associated with this audience. You get the specific drivers behind a purchase decision for the product. Things like Foldability, City Riding, Shimano Derailers, Safe Battery, Hydraulic Disc Breaks, Fat Tires, Peddle assitence, long rideability and much much more. You get specific geographical interest that tells you for example that Hawaiians are 3 times more into ebikes than people from Maryland. You get quantification of the market size, meaning the IntentKey tells you there are approximately 4 million people on any given day exhibiting the insights mentioned and over 200 million places you could buy media to target that audience.

And most importantly, you get the ability to instantly action this audience. There is no comparable capability within advertisng.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

We increased the differentiation of our technology and our services significantly in 2022 and I’d like to share a few of those advancements now.

As a result of serving clients with audiences who watch cable television, we were able to develop and integrate our AI into this medium in 2022. Given our AI continues to read and understand content, we were able to train the AI on television programming in a manner that allowed the AI to precisely match the insights it generates and uses to target audiences with individual cable television programs where advertising could be purchased. We are not aware of any other company with this capability.

We were also able in 2022 to build, test and successfully deploy artificial intelligence capable of determining the optimal mix of media spend across advertisng channels without using consumer identity.

Another consequence associated with the obsolescence of the cookie is the inability to accurately determine, out of all the advertisng channels being used, which most constributes to the objective. We are now in a position to arm our clients with this capability such that they can realize the competitive advantages of knowing, out of the plethora of advertising channels being used, which are working the best at any given time.

Additionally, we were able in 2022 to expose the insights behind our AI to our clients. The things our AI knows can and should drive our clients go-to-market strategies. This past year, we introduced to our clients a graphical interface that reveals the insights that drive their consumers behaviours, the demographics of the audiences exhibiting those behaviours, the geographical locations of those audiences and the market size and availability of media that can be purchased to reach those audiences. I want to reinforce that our AI knows all of

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

these things without using consumer identity or consumer data. There is no other similar technological capability we are aware of that compares.

Further, we significantly enhanced our web crawler in 2022. This technology is the foundation of how our AI learns. Humans learn from reading, our brains are libraries and the neurons are the books in that library. It’s the connections between books that allows us to make decisions. The IntentKey works the same way, it continually reads internet content to refine its understanding of the relationships between words and pages which it uses to draw conclusions about consumer intent.

In 2022, we also empowered our AI with another superpower, the ability to understand a consumers sentiment towards any one of the many concepts the AI associates with an audience. The power in our AI lies in its immediate ability to associate and action things that are important to consumers as part of their purchase decision. Often, these associations are not obvious to the marketer and even if they were, there would be no conventional way to action them.

Lets consider a real life home mortgage client example. In this case, the IntentKey quickly uncovered numerous top-of-mind considerations likely to be associated with making a decision to get a home mortgage. These included things like a down payment, pre-approval, the 2000’s housing bubble, housing insurance, Fannie Mae, FICO, and interest rates along with thousands more. It’s not any one of these that drives our AI’s decision to place an ad, but rather the collection and strength of each of them, as determined by the AI in the moment when a media spot is being considered for purchase.

Interestingly, the AI also identified Nasdaq as associated with making a decision to get a home mortgage. Now, on the surface, home mortgage and Nasdaq appear to be two unassociated concepts. However, the realities of home purchase require capital and for

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

many Americans that capital is likely tied up in their stock portfolio. So what the Intentkey is saying, is Nasdaq in the context of say downpayment and FICO suggests the consumer is shopping for a mortgage.

In 2022, we have further empowered the AI to now also associate the consumer sentiment towards these concepts. In this example, the AI actually suggested that consumers have an overall negative sentiment towards Nasdaq and this is likely because they do not want to liquidate their securities to fund their downpayment.

Strategically this would suggest the advertiser stay away from consumer messages where the Nasdaq might be referenced alongside their home mortgage offer, because the consumer is likely to view this negatively and as a result, possibly reject the offer.

Looking forward now into 2023 we have numerous and exciting initiatives underway that are revolutionary and could lay the foundation for new markets for our AI. In one such case, we are in the early phases of a product launch where for the first time in the world, the product category, the product design and the product advertising will all be done with INUVO artificial intelligence.

This showcase for our technology, which is in its early stages, is already demonstrating how the reasons behind WHY consumers are interested in products, are the very same insights that should be incorporated into the design of those products.

Tens of thousands of new consumer products are launched every year in the United States having in many cases taken years to bring to market. With the push of a button, the IntentKey can provide product market research that is not only more accurate, but more insightful and ultimately reduces the cost and accelerates the time to market. We will talk more about this throughout the year.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

Additionally, we are closing in on the launch of a general consumer facing interface that will allow anyone to explore, just-in-time, the power of the insights known to our AI for any market objective they want to discover. In many ways this is our ChatGPT only instead of answering general questions, the AI will reveal what it knows about the audiences the user is wanting to study. We believe this will generate exposure for our capabilities and leads for our technology and services. We expect to have something before the end of the first half of the year.

2022 was an important year for INUVO. It was a year where we were able to directly implement and test a series of technologies that now position us with the ability to be able to either empower clients with individual components of our technology or take on and support all of a clients media programs. This dual capability expands our market opportunites.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, and good afternoon, everyone. I will recap the financial results for the full year 2022 and our fourth quarter.

As Rich mentioned, Inuvo reported revenue of $75.6 million for the full year 2022, a 26.4% increase over the prior year. For the fourth quarter ended December 31, 2022; we reported $17.3 million of revenue, 12% lower than the $19.7 million reported in the fourth quarter of the prior year.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

As we mentioned throughout 2022, the services we provide our customers, identifying audiences and presenting advertisements across marketing channels has increasingly blurred the line that distinguishes our products. Consequently, we began to classify revenue by type of customer rather than by product line. Revenue is reported by direct customers, indirect customers and consulting and other services.

During the full year 2022, revenue from direct customers was $36.2 million, a 73% increase over the prior year, 2021. Revenue from indirect customers was $39.2 million, a 2% increase over the prior year. Consulting revenue for the full year 2022 was $129 thousand compared to $416 thousand in 2021.

For the fourth quarter of 2022, revenue from direct customers was $6.2 million, a 39% decrease from the prior year 2021. Revenue from indirect customers was $11.1 million, a 17% increase over the prior year. Consulting revenue for the fourth quarter of 2022 was $15 thousand compared to $72 thousand in the fourth quarter of 2021.

The increase in revenue from direct customers in the full year 2022, was primarily due to new customers and the expansion of media spend by existing customers. This was also true for the higher revenue associated with indirect customers despite having to absorb a $1.5 million refund provided to one of our indirect customers because of fraudulent ad placements we purchased from a well-known advertising platform on behalf of that customer in the second quarter of this year.

The decrease in revenue in the fourth quarter of 2022 compared with the same quarter of the prior year is primarily due to lower direct customer revenue that was $6.2 million in the quarter compared to $10.2 million in the prior year quarter. The decrease occurred in December and is attributable to lower advertising spend and the the loss of a customer.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

Indirect customer revenue in the fourth quarter of 2022 was $11.1 million , an increase of 12% compared to the same quarter of the prior year. The increase was due primarily to strong demand from advertisers for display placements throughout the quarter.

Gross profit for the full year ended December 31, 2022 totaled $45.4 million as compared to $43.9 million for the same period last year. Gross profit margin in 2022 was 60% as compared to 74% for the prior year.

Gross profit for the fourth quarter ended December 31, 2022 totaled $11.7 million as compared to $11.3 million for the same period last year. Gross profit margin for the fourth quarter of 2022 was 68% as compared to 57% for the same period last year.

Gross profit is heavily influenced by revenue mix, channel used to present an ad and seasonal supply and demand for media inventory.

In quarters past, cost of revenue was predominately payments to website publishers and app developers that hosted advertisements we served to their properties. More recently, cost of revenue is predominately payments to advertising exchanges that provide access to a supply of advertising inventory into which we serve, on behalf of clients, advertisements using information predicted by the IntentKey AI.

Our gross margins are also dependent upon the mix of advertising channels we use to serve clients. Many of our clients require a multi-channel digital media solution. One of our advantages is the ability to serve highly targeted, prescriptive ads across multiple channels, such as video, mobile, connected TV, linear TV, display, social, search and native. Each of these channels yield varying gross margins depending on supply and demand. The optimization of the media mix for clients can vary from client to client and over time.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

Gross margins from revenue associated with placing ads on websites we own, is higher than many of the other services we offer.

The higher gross margin for the full year 2021 compared to the current year 2022 and for the fourth quarter of 2022 compared to the same quarter of 2021 was due primarily to the revenue mix, where in 2021 the indirect revenue contributions were higher in the periods relative to direct.

Operating expenses were $58.0 million in the full year of 2022 compared to $51.7 million in the prior year, a increase of 12%. Operating expenses for the fourth quarter of 2022 was $15.7 million compared to $12.3 million in the prior year, an increase of 27%.

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs associated with our indirect customers. Marketing costs were $36.9 million in the full year 2022 compared to $33.1 million for last year.

Marketing costs were $10.1 million in the fourth quarter of this year compared to $7.4 million in the same quarter last year. The higher marketing cost is primarily due to increased brand marketing, business development fees and increased traffic acquisition cost that drove higher indirect revenue. In addition, included in marketing expense is approximately $1.4 million for fraudulent advertising we unknowingly purchased from a prominent advertising network, on behalf of clients, in the second quarter of 2022. We have held back the $1.4 million in net payments due the advertising network, until such time as a satisfactory resolution is determined.

Compensation expense for the full year 2022 was $12.5 million compared to $11.4 million in the prior year. For the fourth quarter, compensation expense was approximately $2.9 million for both 2022 and 2021. Our full-time and part-time employment was 86 on December 31,

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

2022, compared to 75 on December 31, 2021. The majority of the increase in headcount occurred within sales, sales support and account management associated with Direct clients.

General and administrative expense was $8.6 million in the full year of 2022 compared to $7.2 million in the prior year, an increase of 20%. General and administrative expense for the fourth quarter of 2022 was $2.7 million compared to $2 million in the prior year, an increase of 36%. The higher expense this year compared to the prior year is primarily due to a higher doubtful debt allowance associated with the higher accounts receivable balance at December 31st and an aging that has extended since the prior year.

Net financing expense was approximately $21 thousand in the full year 2022 compared to $87 thousand last year. Net financing expense was approximately $10 thousand in the fourth quarter of 2022 compared to $50 thousand expense in the same quarter last year.

Turning now to other income and expense, we reported an expense of $436 thousand for the year 2022 that is associated with net realized and unrealized losses on trading securities. These securities are marked-to-market at quarter end.

We reported a net loss of $4.0 million or 0.03¢ per basic share in the fourth quarter of 2022 compared to a $1.2 million net loss or 0.01¢ per basic share in the prior year. The greater net loss in the current year quarter over the prior year is due primarily to a $2.7 million higher marketing expense, a $709 thousand higher general & administration expense and a $978 thousand allowance for bad debt, partially offset by a $467 thousand higher gross profit.

The adjusted EBITDA loss for the quarter ended December 31, 2022, was $1.8 million compared to a gain of $307 thousand last year.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

On December 31, 2022, we had cash and cash equivalents and short-term marketable securities of $4.5 million, and a net working capital of $2.8 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance.

We maintain a simple capital structure with 120.1 million common shares outstanding, 4.9 million employee restricted stock units outstanding through an equity incentive plan and 300,000 warrants to purchase common stock.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we had a very strong year growing 26.4% year-over-year. We made and continue to make significant advancements both in the technology and the services that are required to meet the needs of our advertiser clients and prospects. While we saw softening of advertising spending in December that has continued into the seasonally lower first quarter, we have a pipeline of potential new business in 2023 that looks very encouraging.

As a company we believe we have three things going for us that can be tailwinds:

1) We have an artificial intelligence technology purposefully built for a consumer privacy based advertising future that is significantly ahead of any competitor;
2) We have a market catalyst in the obsolescence of the cookie that will force changes in buyer behaviour that align with our technology and; –
3) We have a significant market interest in artificial intelligence that has now made its way into our prospects board rooms.

Inuvo, Inc. Fourth Quarter and Year 2022 March 9, 2023

We will continue to invest in sales and awareness programs so we can capitalize on these tailwinds. I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.